Exhibit 4.1
AMENDMENT NO. 2 TO
RIGHTS AGREEMENT
     This Amendment No. 2, dated as of March 24, 2006 (this “Amendment”), to the Rights Agreement, dated as of May 22, 1998 (as in effect from time to time, the “Rights Agreement”), by and between Wild Oats Markets, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A., as successor in interest to Norwest Bank Minneapolis, N.A. (the “Rights Agent”). Capitalized terms used but not defined shall have the meanings set forth in the Rights Agreement.
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company approved the terms and conditions of this Amendment and the entering into by the Company of this Amendment on March 24, 2006; and
     WHEREAS, the parties hereto constitute all of the parties to the Rights Agreement that are required, pursuant to Section 27 thereof, to amend certain of the terms of the Rights Agreement as set forth in the Amendment;
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Amendment of the Rights Agreement. Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:
     “Acquiring Person” means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; (ii) any Person who would otherwise become an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock outstanding due to the acquisition of shares of Common Stock by the Company or a Subsidiary of the Company, unless and until such Person shall thereafter purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent or more of the then outstanding shares of Common Stock; or (iii) any of Ronald W. Burkle, Yucaipa American Management, LLC, Yucaipa American Funds, LLC, Yucaipa American Alliance Fund I, LLC, Yucaipa American Alliance Fund I, LP or Yucaipa American Alliance (Parallel) Fund I, LP or any of their respective Affiliates or Associates (but only so long as none of the Persons described in this clause (iv) is the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.
     2. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any affect any of the terms, conditions, covenants, obligations or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

     3. Severability. If any term of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Governing Law. This Amendment shall be deemed to be a contract made under Delaware law and for all purposes shall be governed by and construed in accordance with Delaware law applicable to contracts made and to be performed entirely within such state.
     5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute a single instrument.
     6. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not affect the meaning of this Amendment.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

WILD OATS MARKETS, INC.
By:	/s/ Freya R. Brier
	Name:	Freya R. Brier
	Title:	Sr. V.P. and Secretary

WELLS FARGO BANK, N.A.
By:	/s/ Jennifer Leno
	Name:	Jennfier Leno
	Title:	Assistant Vice President